EXHIBIT 4.2

SHARE REPURCHASE PROGRAM

The Board of Directors (the “Board”) of Inland Diversified Real Estate Trust, Inc., a Maryland corporation (the “Company”), has adopted this Share Repurchase Program (this “Repurchase Program”) to permit and authorize the Company to repurchase shares of its common stock, par value $0.001 per share (the “Shares”), from its stockholders, in all cases subject to the terms, conditions and limitations set forth herein.  The terms on which the Company may repurchase Shares may differ between repurchases upon the death of a stockholder (“Exceptional Repurchases”) and all other repurchases (“Ordinary Repurchases”).  The effective date of this Repurchase Program is [                        ], 2009.

1.             Repurchase Price.

(a)           In the case of Ordinary Repurchases, the Company is authorized to repurchase Shares from its stockholders at the following prices per Share:

(i)            if the Shares are beneficially owned by the requesting stockholder continuously for at least one (1) year, but less than five (5) years, the repurchase price shall be equal to $9.00 per Share; or

(ii)           if the Shares are beneficially owned by the requesting stockholder continuously for at least five (5) years, the repurchase price shall be equal to $9.50 per Share.

(b)           In the case of Exceptional Repurchases, the Company is authorized to repurchase Shares at the following prices per Share:

(i)            if the Shares were beneficially owned by the deceased stockholder continuously for less than five (5) years, the repurchase price shall be equal to $9.00 per Share; or

(ii)           if the Shares are beneficially owned by the deceased stockholder continuously for at least five (5) years, the repurchase price shall be equal to $9.50 per Share.

(c)           Notwithstanding Sections 1(a) and 1(b) above, during periods when the Company is engaged in a public offering of its Shares, the repurchase price per Share under this Repurchase Program shall be less than the per share price of the Shares offered in the public offering.  In the event that the Board or the Company’s business manager makes a future determination regarding the estimated value of the Shares, the Board, in its sole discretion, may change the per Share repurchase prices set forth in Sections 1(a) and 1(b) above.  The Company shall report any new repurchase prices in the annual report and the three quarterly reports that it publicly files with the Securities and Exchange Commission.

2.             Terms for Ordinary Repurchases.

(a)           General. The Company may repurchase Shares, including fractional Shares, that have been beneficially owned by a stockholder of the Company continuously for at least one (1) year (the “Holding Period”).  A stockholder may elect to participate in the Repurchase Program with respect to all or a designated portion of that stockholder’s Shares.  In the event that a stockholder is requesting the repurchase of all of his, her or its Shares, the Company may waive the Holding Period for Shares purchased under the Company’s Distribution Reinvestment Plan, as may be amended from time to time (the “DRP”).

(b)           Funding.  In the case of Ordinary Repurchases, the Company is authorized, for the purpose of repurchasing Shares under this Repurchase Program in a particular calendar month, to use solely the proceeds from the DRP during that particular month (the “Ordinary Funds”).  Notwithstanding anything to the contrary herein, if, during any calendar month, the aggregate amount of Ordinary Funds exceeds the aggregate amount needed to repurchase all Shares for which Ordinary Repurchase Requests have been received by the Company, the Company may, but shall not be obligated to, carry over the excess amount of Ordinary Funds to a subsequent calendar month(s) for use in addition to the amount of Ordinary Funds otherwise available for Ordinary Repurchases during that subsequent calendar month(s).

(c)           Repurchase Limitations.  Notwithstanding anything to the contrary herein, and excluding any Shares repurchased as Exceptional Repurchases, the Company may not at any time repurchase a number of Shares that exceeds three percent (3.0%) of the number of Shares outstanding on December 31 of the last calendar year (the “3% Limit”).  Further, in any given calendar month, funds used for the purpose of Ordinary Repurchases may not exceed the Ordinary Funds, including any excess amount carried over pursuant to Section 2(b) above (the “Funding Limit” and, together with the 3% Limit, the “Repurchase Limitations”).

(d)           Pro Rata Repurchase.  The Company cannot guarantee that it will be able to repurchase all Shares for which Ordinary Repurchase requests are received.  In any calendar month, if the Company determines not to repurchase all Shares presented for repurchase during that month, including as a result of the Company having satisfied the Repurchase Limitations, the Company shall, to the extent it decides to make Ordinary Repurchases, repurchase Shares on a pro rata basis up to, but not in excess of, the Repurchase Limitations.  Any stockholder whose Ordinary Repurchase request has been partially accepted by the Company in a particular calendar month shall have the remainder of his, her or its request included with all new Ordinary Repurchase requests received by the Company in the immediately following calendar month.  In the event a stockholder wishes to withdraw his, her or its repurchase request in the following calendar month, he, she or it may provide the Company with a written request of withdrawal pursuant to Section 4(c).

3.             Terms for Exceptional Repurchases.

(a)           General. The Company may repurchase Shares, including fractional Shares, upon the death of a stockholder who is a natural person, including Shares held by the stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving a written request pursuant to Section 4(a) from (i) the estate of the stockholder, (ii) the recipient of the Shares through bequest or inheritance, even where the recipient has registered the Shares in his or her own name or (iii) in the case of a revocable grantor trust, the trustee of the trust, having the sole ability to request repurchase on behalf of the trust.  The Company must, however, receive the written request within one year after the death of the stockholder.  Any request not received within the one-year period will not be eligible to be treated as an Exceptional Repurchase, but instead will be treated as an Ordinary Repurchase.  If spouses are joint registered holders of Shares, the request to repurchase the Shares may be made if either of the registered holders dies.  If the stockholder is not a natural person, such as a trust (other than a revocable grantor trust), partnership, corporation or other similar entity, the right to an Exceptional Repurchase upon death does not apply.

(b)           Funding.  In the case of Exceptional Repurchases, the Company is authorized, for the purpose of repurchasing Shares under this Repurchase Program, to use any funds that the Board in its sole discretion may designate for this purpose.

(c)           No Repurchase Limitations.  The 3% Limit will not apply to Exceptional Repurchases.

4.             General Terms of Repurchase.

(a)           Repurchase Requests.  A stockholder, or, in the case of Exceptional Repurchases, his or her estate, heir or beneficiary, may request that the Company repurchase the stockholder’s Shares by submitting a repurchase request, in the form provided by the Company, to the Company’s transfer agent, DST Systems, Inc. (“DST”), at the address provided on the form.  The repurchase request must state the name of the person/entity who beneficially owns the Shares and the number of Shares requested to be repurchased.  To be effective in a particular calendar month, DST must receive a repurchase request at least five business days prior to the Repurchase Date (as defined herein)..  No written repurchase request shall be given preference over any other repurchase request.

(b)           No Encumbrances.  All Shares requested to be repurchased under this Repurchase Program must be (i) beneficially owned by the stockholder(s) of record making the presentment, or the party presenting the Shares must be authorized to do so by the owner(s) of record of the Shares, and (ii) fully transferable and not be subject to any liens or other encumbrances.  In certain cases, the Company may ask the requesting stockholder, or, in the case of Exceptional Repurchases, his or her estate, heir or beneficiary, to provide evidence satisfactory to the Company, in its sole discretion, that the Shares requested for repurchase are free from liens and other encumbrances.  If the Company determines that a lien or other encumbrance exists against the Shares, the

Company shall have no obligation to repurchase, and shall not repurchase, any of the Shares subject to the lien or other encumbrance.

(c)           Time of Repurchase.  The Company shall make repurchases of Shares under this Repurchase Program on or about the last business day of each calendar month or any other business day that may be established by the Board (the “Repurchase Date”).  As soon as reasonably practicable following the date of each monthly repurchase hereunder, the Company shall send to the applicable stockholder, or, in the case of Exceptional Repurchases, his or her estate, heir or beneficiary, all cash proceeds resulting from the repurchase of his or her Shares.

(d)           Withdrawal of Repurchase Request.  In the event a stockholder, or, in the case of Exceptional Repurchases, his or her estate, heir or beneficiary, wishes to withdraw his, her or its repurchase request to have Shares repurchased under this Repurchase Program, he, she or it shall provide the Company with a written request of withdrawal.  The Company will not repurchase Shares so long as the Company receives the written request of withdrawal at least five business days prior to the Repurchase Date.

(e)           Ineffective Withdrawal.  In the event the Company receives a written notice of withdrawal, as described in Section 4(d), from a stockholder, or, in the case of Exceptional Repurchases, his or her estate, heir or beneficiary, less than five business days prior to the Repurchase Date, the notice of withdrawal shall not be effective with respect to the Shares repurchased, but shall be effective with respect to any of the Shares not repurchased.  The Company shall provide the stockholder, or, in the case of Exceptional Repurchases, his or her estate, heir or beneficiary, with prompt written notice of the ineffectiveness or partial ineffectiveness of the written notice of withdrawal.

5.             Treatment of Repurchased Shares.  All Shares repurchased by the Company pursuant to this Repurchase Program shall be cancelled and shall have the status of authorized but unissued shares.  The Company shall not reissue any Shares repurchased by it pursuant to this Repurchase Program unless those Shares are first registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and under appropriate state securities laws or otherwise issued in compliance with these laws.

6.             Termination of Repurchase Program.  This Repurchase Program shall be suspended or terminated, as the case may be, and the Company shall not accept Shares for repurchase upon the occurrence of any of the following:

(a)           This Repurchase Program shall immediately terminate, without further action by the Board or any notice to the Company’s stockholders, in the event the Shares are listed on any national securities exchange.

(b)           This Repurchase Program may be suspended (in whole or in part) or terminated at any time by the Board, in its sole discretion, without prior notice to the Company’s stockholders.

7.             Amendment; Rejection of Requests.  Notwithstanding anything to the contrary herein, this Repurchase Program may be amended, in whole or in part, by the Board, in its sole discretion, at any time or from time to time, without prior notice to the Company’s stockholders.  Further, the Board reserves the right in its sole discretion at any time and from time to time to reject any requests for repurchases.

8.             Miscellaneous.

(a)           Liability.  Subject to the limitations contained in the Company’s articles of incorporation, as amended, neither the Company nor the Repurchase Agent (as defined below) shall have any liability to any stockholder for the value of the Shares presented for repurchase, the repurchase price of the Shares or for any damages resulting from the presentation of Shares for repurchase or the repurchase of Shares under this Repurchase Program or from the Company’s determination not to repurchase Shares under the Repurchase Program, except as a result of the Company’s or the Repurchase Agent’s negligence, misconduct or violation of applicable law; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights or claims that a stockholder may have under federal or state securities laws.

(b)           Taxes.  Stockholders shall have sole responsibility and liability for the payment of all taxes, assessments and other applicable obligations resulting from the repurchase of Shares pursuant to this Repurchase Program and neither the Company nor the Repurchase Agent shall have any such responsibility or liability.

(c)           Repurchase Agent.  The Company may appoint a repurchase agent as the Company’s agent under this Repurchase Program (a “Repurchase Agent”), to effect all repurchases of Shares and to disburse funds in accordance with the terms, conditions and limitations set forth herein.

(d)           Administration and Costs.  The Repurchase Agent shall perform all recordkeeping and other administrative functions involved in operating and maintaining the Repurchase Program.  The Company shall bear all costs involved in organizing, administering and maintaining the Repurchase Program.  No fees will be paid to the Company’s sponsor, its business manager, its directors or any of their affiliates in connection with the repurchase of shares by the Company pursuant to this Repurchase Program.